First Tennessee Bank National Association Agrees to Sell Mortgage Business Outside Tennessee to MetLife Bank, N.A.

Sale accelerates refocus on regional banking and capital markets businesses, should reduce assets by year-end with related positive capital ratios impact

MEMPHIS, Tenn., - First Tennessee Bank National Association, a subsidiary of First Horizon National Corp. (NYSE: FHN), has agreed to sell to MetLife Bank, N.A., a wholly owned subsidiary of MetLife, Inc. (NYSE: MET), more than 230 retail and wholesale offices nationwide and its loan origination and servicing platform. The transaction is expected to close in the third quarter. First Horizon will retain its 21 mortgage offices in and around Tennessee and associated employees, continuing to originate home loans for customers in its banking market footprint.

First Horizon also has agreed to sell mortgage servicing assets on approximately $20 billion of first lien mortgage loans to MetLife Bank and enter into a sub-servicing agreement for the remainder of First Horizon’s first lien servicing portfolio, which is expected to total approximately $65 billion after closing. MetLife Bank has agreed to pay book value for the assets purchased subject to certain adjustments and to assume certain liabilities. First Horizon intends to reduce its remaining servicing assets through natural portfolio run-off and additional bulk sales over the next several years, depending on market and other conditions.

“We are pleased that MetLife Bank recognized the value of our strong national mortgage franchise and dedicated employees,” said First Horizon CEO Jerry Baker. “This agreement reaffirms our commitment to refocus our strategy on capital markets and our regional banking business, where we’ll continue to offer mortgage products for our customers in and around Tennessee.”

First Horizon intends to sell mortgage loans held in its warehouse in the normal course of business and expects that the warehouse will be reduced by more than 90 percent by the end of 2008. As a result of continuing sales of warehouse loans coupled with the initial and expected further downsizing of the servicing portfolio, First Horizon expects that assets in its mortgage banking segment should decline by at least $3 billion by year-end 2008. That reduction is expected to free up at least $200 million of tangible capital.

As a result of the transaction and ongoing efforts to reduce infrastructure and servicing assets associated with the mortgage business, First Horizon expects to incur pre-tax charges totaling approximately $50 million to $70 million over the remainder of 2008.

Milestone Advisors LLC and UBS Investment Bank served as financial advisors to First Horizon on the transaction. Baker, Donelson, Bearman, Caldwell & Berkowitz, PC, provided legal counsel.

About First Horizon

The 10,000 employees of First Horizon National Corp. (NYSE: FHN) provide financial services to individuals and business customers through hundreds of offices. The corporation's three major brands – First Tennessee Bank, FTN Financial and First Horizon -- provide customers with a broad range of products and services including:

•	Regional banking, with the largest market share in Tennessee and one of the highest customer retention rates of any bank in the country

•	Capital markets, one of the nation’s top underwriters of U.S. government agency securities

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Mortgage banking, one of the nation’s top mortgage originators and recipient of consecutive awards for servicing excellence from Fannie Mae and Freddie Mac. Upon closing of the pending sale to MetLife Bank, the company will continue this business in its First Tennessee Bank markets in and around Tennessee.

FHN has been recognized as one of the nation's best employers by AARP and Working Mother magazines. More information can be found at www.fhnc.com.

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FOR IMMEDIATE RELEASE:	June 4, 2008
CONTACT:	Anthony Hicks, Media Relations, (901)523-4726
Dave Miller, Investor Relations, (901)523-4162